Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated May 20, 2022 and effective as of June 6, 2022 (the “Effective Date”), by and between SAB BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”), and ALEXANDRA KROPOTOVA (the “Employee”).

WHEREAS, the Company desires that the Employee joins the Company to serve in the capacity of Executive Vice President-Chief Medical Officer of the Company, and the Employee has agreed to serve in such position in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration, the Company and the Employee hereby agree as follows:

1.    Certain Definitions. The following terms, as used herein, have the following meanings:

(a)    “Cause” means one or more of the following: (i) the Employee’s willful failure to perform her duties hereunder or the lawful directives of the Company’s Board of Directors or nominees thereof (other than as a result of illness or injury), (ii) the conviction of, or plea of nolo contendere by, the Employee to, a felony or a crime involving moral turpitude, (iii) the Employee’s commission of any willful acts of personal dishonesty in connection with her responsibilities as an employee of the Company that could reasonably be expected to materially impair or damage the property, goodwill, reputation, business or finances of the Company, (iv) the Employee’s willful and material violation of the Company’s policies regarding ethics or conduct (including sexual harassment and other similar policies) that could reasonably be expected to impair or damage the property, goodwill, reputation, business or finances of the Company or its affiliates or (v) the Employee’s breach of her obligations under the Confidentiality Agreement.

(b)    “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one person or entity, or more than one person or entity acting as a group (collectively, a “Person” for purposes of this definition), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or (iii) change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, or (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time. Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)    “Change of Control Period” means the twelve (12) month period following a Change of Control.

(d)    “Date of Termination” means the date specified in a written notice of termination delivered pursuant to Section 6, or the Employee’s last date as an active employee of the Company before a termination of employment due to her death or Non-Renewal.

(e)    “Designated Location” means an office to be established by the Company in the greater Philadelphia area at a location reasonably acceptable to the Company and the Executive.

(f)    “Disabled” or “Disability” means a mental or physical condition that renders the Employee substantially incapable of performing her duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for four (4) or more consecutive months or for a total of four (4) months during any twelve (12) consecutive months.

(g)    “Good Reason” means, unless the Employee has consented in writing thereto, the occurrence of any of the following: (i) the assignment to the Employee of any duties materially inconsistent with the Employee’s position, including any change in status, title, authority, duties, non-temporary change in reporting line to anyone other than the Chief Executive Officer of the Company, or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, (ii) a material reduction in the Employee’s Base Salary by the Company or (iii) the relocation of the Employee’s office to a location more than fifty (50) miles from the Designated Location.

2.    Term of Employment. The Employee will start her employment with the Company, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the earlier of: (a) December 31, 2023 (subject to extension as provided in the following sentence) and (b) the Employee’s Date of Termination (such period, including any extension as provided below, shall be referred to as the “Term of Employment”). This Agreement and the Term of Employment shall be automatically extended for successive additional one (1)-year terms, unless either party provides written notice of non- renewal at least ninety (90) days before the end of then-current Term of Employment. The Employee agrees to sign all documentation evidencing the foregoing as may be presented to the Employee for signature by the Company.

3.	Employee’s Duties and Obligations.

(a)    Duties. The Employee shall serve as the Company’s Executive Vice President-Chief Medical Officer. The Employee shall be responsible for all duties customarily associated with the Chief Medical Officer of a publicly-traded company. The Employee shall report to the Chief Executive Officer of the Company and shall be subject to reasonable policies established by the Chief Executive Officer and the Company’s board of directors.

(b)    Location of Employment. The Employee’s principal place of business shall be at the Designated Location. In addition, the Employee acknowledges and agrees that the performance by the Employee of the Employee’s duties shall require travel including, without limitation, overseas travel from time to time. It is understood that Employee will be working predominantly out of the Designated Location unless the Employee and the Company agree to an alternative arrangement.

(c)    Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement. In consideration of the covenants contained herein, the Employee has executed and agrees to be bound by the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”) attached to this Agreement as Exhibit A. The Employee shall comply at all times with the covenants (including covenants not to compete or solicit employees, consultants and independent contractors) and other terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information. The Employee’s obligations under the Confidentiality Agreement shall survive the Term of Employment.

4.    Devotion of Time to the Company’s Business. During the Term of Employment, the Employee shall devote substantially all of her business time, attention and effort to the affairs of the Company, excluding any periods of disability, vacation, or sick leave to which the Employee is entitled, and shall use her reasonable best efforts to perform the duties properly assigned to her hereunder and to promote the interests of the Company. Notwithstanding the foregoing, during the Term of Employment, the Employee may (a) engage in charitable, educational, religious, civic and other types of activities, and (b) serve as a member of the board of directors or other similar governing body of one (1) company which does not engage in any business which is competitive with the business of the Company (such activities the “Permitted Activities”) to the extent that such Permitted Activities do not interfere with the performance of Employee’s duties hereunder or conflict with the business of the Company, its subsidiaries or affiliates.

5.	Compensation and Benefits.

(a)    Base Salary. The Company shall pay to the Employee in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of five hundred and twenty-five thousand dollars ($525,000) per annum (“Base Salary”). The Employee’s Base Salary shall be reviewed annually for the purpose of determining increases, if any, based on the Employee’s performance, the performance of the Company, then prevailing salary scales for comparable positions, inflation and other relevant factors. Effective as of the date of any increase in the Employee’s Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to the Employee under this Agreement.

(b)    Annual Bonus. During the Term of Employment, the Employee shall be eligible to receive an annual cash incentive award (“Annual Bonus”) pursuant to the bonus plan then in effect for Employee employees of the Company (the “Bonus Plan”). All Annual Bonuses are subject to the terms and conditions of then-current Bonus Plan adopted by the Company. If the Employee achieves her target performance goals for a calendar year, which goals shall be determined by the Compensation Committee of the Company’s Board of Directors on an annual or more frequent basis, the Annual Bonus shall be targeted at forty-five percent (45%) of the Employee’s Base Salary. Based on achievement of agreed upon Company and personal goals, the Annual Bonus may be less than or exceed this target. To be eligible to receive an Annual Bonus, or any portion thereof, the Employee must be actively employed by the Company at the time the Annual Bonus, if any, is paid, except as otherwise provided below. The Annual Bonus for the year ending December 31, 2022 will not be prorated. Any future Annual Bonus that covers less than a full calendar year may be subject to proration.

(c)    Equity Awards. As soon as practicable following the Effective Date, and subject to approval of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), the Employee shall receive a grant of 300,000 restricted stock units (the “RSU Award”) under the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Equity Plan”). The terms and conditions of the RSU Award shall be documented in a corresponding restricted stock unit award agreement between the Company and the Employee. The RSU Award will vest over four years with 25% of the RSU Award vesting on the one year anniversary of the Effective Date and the remaining 75% of the RSU Award vesting on a monthly basis in thirty-six equal installments. From time to time, the Employee may receive additional equity incentive awards under the Equity Plan (or under any other equity incentive plan adopted by the Company to supplement or succeed the Equity Plan with the RSU Award, “Equity Awards”) subject to such terms and conditions as the Compensation Committee, in its sole discretion, may determine.

(d)    Benefits. During the Term of Employment, the Employee shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior employees or to other full-time employees on substantially the same basis that such benefits are provided to such senior Employees of a similar level or to other full-time employees.

(e)    Vacations. During the Term of Employment, the Employee shall be entitled to twenty (20) days paid vacation per year, or such greater amount as may be earned under the Company’s standard vacation policy.

(f)    Reimbursement of Expenses. During the Term of Employment, the Employee shall be entitled to receive prompt reimbursement for all reasonable business-related or employment-related expenses incurred by the Employee upon the receipt by the Company of reasonable documentation in accordance with standard practices, policies and procedures applicable to other senior Employees of the Company.

6.    Termination of Employment. The Term of Employment shall be automatically terminated upon the first to occur of the following:

(a)    Death. The Employee’s employment shall terminate immediately upon the Employee’s death.

(b)    Disability. If the Employee is Disabled, either party may terminate the Employee’s employment due to such Disability upon delivery of written notice to the other party. The effective date of such termination of employment will be the Date of Termination set forth in such written notice or immediately upon delivery of such written notice if no effective date is specified in the written notice. For avoidance of doubt, if the Employee’s employment is terminated pursuant to this Section 6(b), her employment will not constitute a termination of employment by the Company without Cause or by the Employee for Good Reason.

(c)    Termination by the Employee Without Good Reason. The Employee may terminate her employment for any reason other than Good Reason upon her delivery of written notice to the Company at least thirty (30) days prior to her Date of Termination.

(d)    Termination by the Employee for Good Reason. The Employee may terminate her employment for Good Reason if (i) not later than ninety (90) days after the occurrence of any act or omission that constitutes Good Reason, the Employee provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Employee terminates her employment with the Company after the expiration of such cure period but not later than thirty (30) days after the expiration of such cure period.

(e)    Termination by the Company Without Cause. The Company may terminate the Employee’s employment without Cause upon delivery of written notice to the Employee at least thirty (30) days prior to her Date of Termination.

(f)    Termination Upon Non-Renewal. Unless otherwise agreed to by the parties, the Employee’s employment shall terminate on the last day of then-current Term of Employment if either the Company or the Employee provides the other party with a written notice of non-renewal of this Agreement in accordance with Section 2 and the parties do not enter into a new employment agreement prior to the expiration of this Agreement (“Non- Renewal”).

(g)    Termination by the Company for Cause. Upon the occurrence of any act or omission that constitutes Cause, the Company may terminate the Employee’s employment upon delivery of written notice to the Employee at least fifteen (15) days prior to her Date of Termination, unless the Employee cures, if curable, such acts or omissions constituting Cause to the satisfaction of the Company prior to the expiration of such period.

7.    Compensation and Benefits Payable Upon of Termination of Employment Unrelated to a Change of Control.

(a)    Payment of Accrued But Unpaid Compensation and Benefits. Upon the Employee’s termination of employment for any reason outside of the Change of Control Period, the Employee (or her Beneficiary following the Employee’s death) shall receive (i) a lump sum payment on the Date of Termination in an amount equal to the sum of the Employee’s earned but unpaid Base Salary through her Date of Termination plus her accrued but unused vacation days at the Employee’s Base Salary in effect as of her Date of Termination;

plus (ii) any other benefits or rights the Employee has accrued or earned through her Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company. Except as provided in Section 7(b) or Section 7(c) below or as expressly provided pursuant to the terms of any employee benefit plan, the Employee will not be entitled to earn or accrue any additional compensation or benefits for any period following her Date of Termination.

(b)    Termination of Employment Due to Death or Disability. In addition to the compensation and benefits payable under Section 7(a) above, if the Employee’s employment is terminated due to her death or Disability outside of the Change of Control Period, the Employee (or her Beneficiary following the Employee’s death) shall receive:

(i)    the Employee’s accrued but unpaid Annual Bonus, if any, for the calendar year ended prior to her Date of Termination payable at the same time annual bonuses for such calendar year are paid to other key Employees of the Company pursuant to the terms of the Bonus Plan; and

(ii)    reimbursement of the COBRA premiums, if any, paid by the Employee’s spouse and dependents for continuation coverage for the Employee’s spouse and dependents under the Company’s group health, dental and vision plans for a six (6) month period from the Date of Termination.

(c)    Termination of Employment by the Company Without Cause, by the Employee for Good Reason or Upon Non-Renewal by the Company. In addition to the compensation and benefits payable under Section 7(a) above, if the Employee’s employment is terminated by the Company without Cause, by the Employee for Good Reason or upon Non- Renewal where it is the Company that provided written notice of non-renewal of this Agreement in accordance with Section 2, and such termination occurs outside of the Change of Control Period, and the Employee returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Employee’s Date of Termination in accordance with Section 10, the Employee (or her Beneficiary following the Employee’s death) shall receive:

(i)    the Employee’s accrued but unpaid Annual Bonus, if any, for the calendar year ended prior to her Date of Termination payable at the same time annual bonuses for such calendar year are paid to other key Employees of the Company pursuant to the terms of the Bonus Plan;

(ii)    one hundred percent (100%) of the Employee’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(iii)

a severance payment payable in a single lump sum within five (5) business days after the Employee’s Release becomes final, binding and irrevocable in accordance with Section 10, in an amount equal to twelve (12) months of Base Salary; and

(iv)    reimbursement of the COBRA premiums, if any, paid by the Employee for continuation coverage for the Employee, her spouse and dependents under the Company’s group health, dental and vision plans for a six (6) month period from the Date of Termination.

Notwithstanding the foregoing, if the Employee materially breaches this Agreement or the Employee’s Confidentiality Agreement, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Employee shall be entitled to no further payments hereunder.

8.    Termination of Employment by the Company Without Cause, by the Employee for Good Reason or Upon Non-Renewal by the Company in Connection with a Change of Control. In addition to the compensation and benefits payable under Section 7(a) above, if the Employee’s employment is terminated by the Company without Cause, by the Employee for Good Reason or upon Non-Renewal where it is the Company that provided written notice of non-renewal of this Agreement in accordance with Section 2, and such termination occurs during the Change of Control Period, and the Employee returns an executed Release to the Company, which becomes final, binding and irrevocable within sixty (60) days following the Employee’s Date of Termination in accordance with Section 10, the Employee (or her Beneficiary following the Employee’s death) shall receive:

(a)    a single lump sum within five (5) business days after the Employee’s Release becomes final, binding and irrevocable in accordance with Section 10, equal to the Employee’s accrued but unpaid Annual Bonus, if any, for the calendar year ended prior to her Date of Termination;

(b)    a single lump sum within five (5) business days after the Employee’s Release becomes final, binding and irrevocable in accordance with Section 10, equal to one hundred percent (100%) of Employee’s target bonus as in effect for the calendar year in which Employee’s termination of employment occurs; provided that the amount paid to Employee pursuant to this Section 8(b) will be prorated based on the actual amount of time Employee is employed by the Company during the calendar year (or the relevant performance period if something different than a calendar year) during which the termination occurs;

(c)    one hundred percent (100%) of the Employee’s outstanding unvested Equity Awards as of the Date of Termination will be fully vested and exercisable;

(d)    a severance payment payable in a single lump sum within five (5) business days after the Employee’s Release becomes final, binding and irrevocable in accordance with Section 10, in an amount equal to twelve (12) months of Base Salary; and

(e)    reimbursement of the COBRA premiums, if any, paid by the Employee for continuation coverage for the Employee, her spouse and dependents under the Company’s group health, dental and vision plans for a twelve (12) month period from the Date of Termination.

9.    Terminations Within Sixty (60) Days Prior to a Change of Control. If (a) the Employee incurred a termination prior to a Change of Control that qualifies Employee for severance payments under Section 7(c) and (b) a Change of Control occurs within sixty (60) days following Employee’s termination of employment, then upon the Change of Control, the Employee shall be entitled to a lump-sum payment of the amount calculated under this Section 8, less amounts already paid under Section 7(c), subject to compliance with Section 10.

10.    Release. As a condition of receiving the compensation and benefits described in Section 7(c) or Section 8, the Employee must execute a release of any and all claims arising out of the Employee’s employment with the Company or the Employee’s separation from such employment (including, without limitation, claims relating to age, disability, sex or race discrimination to the extent permitted by law), excepting (i) claims for benefits under any employee benefit plan in accordance with the terms of such employee benefit plan, (ii) any right to exercise Equity Awards that are vested on the Date of Termination pursuant to the terms of such Equity Awards (as modified by the Employment Agreement), (iii) claims based on breach of the Company’s obligations to pay the compensation and benefits described in Section 5 and Section 7(a), Section 7(c) or Section 8 of this Employment Agreement, (iv) claims arising under the Age Discrimination in Employment Act after the date the Employee signs such release, and (v) any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Employee is otherwise entitled in accordance with this Agreement and the Company’s articles of incorporation or by laws or other agreement between the Employee and the Company (the “Release”). Such Release shall be in a form tendered to the Employee by the Company within five (5) business days following the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason, which shall comply with any applicable legislation or judicial requirements, including, but not limited to, the Older Workers Benefit Protection Act, and shall be substantially in the form of release attached as Exhibit B. The compensation and benefits described in Section 7(c) or Section 8 will not be paid to the Employee if the Employee fails to execute the Release within the time frame specified in such Release, if the Employee revokes the Release within the applicable revocation period set forth in such Release or if the revocation period expires more than sixty (60) days following the Employee’s Date of Termination.

11.	Excess Parachute Excise Tax.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) to or for the benefit of the Employee (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Employee (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Employee would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Employee would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Employee, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Employee under this Agreement, then to the accelerated vesting on any Equity Awards.

(b)    All determinations required to be made under this Section 11, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Employee as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by either the Company or the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written opinion to such effect. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

12.    Legal Fees. Each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

13.    Beneficiary. If the Employee dies prior to receiving all of the amounts payable to her in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by the Employee in writing to the Company during her lifetime, or if no such Beneficiary is designated, to the Employee’s estate. Such payments shall be made in accordance with the terms of this Agreement. The Employee, without the consent of any prior Beneficiary, may change her designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

14.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, email or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

SAB Biotherapeutics, Inc. 2100 East 54th Street North Sioux Falls, South Dakota Attn: Chief Executive Officer

Email: esullivan@sabbiotherapeutics.com If to the Employee:

To the address on file with the records of the Company.

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

15.    Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

16.	Arbitration.

(a)    If the parties are unable to resolve any dispute or claim relating directly or indirectly to this agreement or any dispute or claim between the Employee and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Thereupon such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 16. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm or to enforce the terms of the Confidentiality Agreement.

(b)    The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)    Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 16 in order to assert such counterclaim(s).

(d)    The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in South Dakota or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of the AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60)-day period. In addition, the following rules and procedures shall apply to the arbitration:

(e)    The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 16.

(f)    The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(g)    The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(h)    Except as otherwise provided in Section 12 or by law, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 16, and the costs of the arbitrator(s) shall be equally divided between the parties.

(i)    Except as provided in the last sentence of Section 16(a), the provisions of this Section 16 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 16 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

17.	Recoupment.

(a)    Policy. Any incentive-based compensation received by the Employee including Annual Bonus and Equity Awards, whether pursuant to this Agreement or otherwise, that is granted, earned or vested based in any part on attainment of a financial reporting measure, shall be subject to the terms and conditions of the Company’s Claw Back Compensation Policy, if any (the “Recoupment Policy”), and any other policy of recoupment of compensation as shall be adopted from time to time by the Company’s Board of Directors or its Compensation Committee as it deems necessary or appropriate to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002, and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing. The terms and conditions of the Recoupment Policy, including any changes to the Recoupment Policy adopted from time to time by the Company, are hereby incorporated by reference into this Agreement.

(b)    Non-Indemnification and Advancement for Recoupment. The Company shall not be obligated to indemnify or advance funds to the Employee for any payment or reimbursement by the Employee to the Company of any bonus or other incentive- based or equity-based compensation previously received by the Employee or payment of any profits realized by the Employee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934 or under the rules of the stock exchange on which the common stock of the Company is listed (including any such payments or reimbursements under Section 304 and 306 of the Sarbanes-Oxley Act of 2002, or pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with any of the foregoing).

18.	Miscellaneous

(a)    Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of New York without regard to the application of choice of law rules.

(b)    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior agreements, promises, understandings and representations regarding the Employee’s employment, compensation, severance or other payments contingent upon the Employee’s termination of employment, whether written or otherwise.

(c)    Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(d)    Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of the Employee (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(f)    Successors and Assigns; Non-alienation of Benefits. Except as provided in Section 18(e) in the case of the Company, or to the Beneficiary in the case of the death of the Employee, this Agreement is not assignable by any party. Compensation and benefits payable to the Employee under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Employee or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(g)    Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(h)    Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement that by their nature extend beyond the Date of Termination shall survive termination of this Agreement.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

19.    No Contract of Employment. Nothing contained in this Agreement will be construed as a right of the Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge the Employee with or without Cause.

20.	Section 409A of the Code.

(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. The Employee’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b)    Notwithstanding any provision in this Agreement to the contrary, if the Employee is deemed on the date of the Employee’s separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to the Employee’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Employee prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s separation from service, and (ii) the date of the Employee’s death. On the first day of the seventh (7th) month following the date of the Employee’s separation from service or, if earlier, on the date of the Employee’s death, all payments delayed pursuant to this Section 20 shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due to the Employee under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)    To the extent any reimbursement of costs and expenses (including reimbursement of COBRA premiums pursuant to Section 7(c)(iv)) provided for under this Agreement constitutes taxable income to the Employee for Federal income tax purposes, such reimbursements shall be made as soon as practicable after the Employee provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)    If under this Agreement, any amount is to be paid in two (2) or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

21.    Employee Acknowledgement. The Employee hereby acknowledges that the Employee has read and understands the provisions of this Agreement, that the Employee has been given the opportunity for the Employee’s legal counsel to review this Agreement, that the provisions of this Agreement are reasonable and that the Employee has received a copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the 20th day of May 2022.

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie J. Sullivan
Name:	Eddie J. Sullivan
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/ Alexandra Kropotova
Name:	Alexandra Kropotova

EXHIBIT A

CONFIDENTIAL INFORMATION, ASSIGNMENT OF RIGHTS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

[SEE ATTACHED]

EXHIBIT B

WAIVER AND RELEASE

This is a Waiver and Release (“Release”) between Alexandra Kropotova (“Employee”) and SAB Biotherapeutics, Inc. (the “Company”). The Company and the Employee agree that they have entered into this Release voluntarily, and that it is intended to be a legally binding commitment between them.

In consideration for and contingent upon the Employee’s right to receive the benefits described in the Employment Agreement between the Company and the Employee (the “Employment Agreement”) and this Release, the Employee hereby agrees as follows:

(a)    General Waiver and Release. Except as provided in Paragraph (e) below, the Employee and any person acting through or under the Employee hereby release, waive and forever discharge the Company, its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective past and present officers, trustees, directors, shareholders, Employees and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of her execution of this Release, including without limitation those arising out of or relating to the Employee’s employment or cessation and termination of employment, or any other written or oral agreement, any change in the Employee’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local statute, law, ordinance, regulation, rule or Employee order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Employee against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. the Employee agrees that if any action is brought in her name before any court or administrative body, the Employee will not accept any payment of monies in connection therewith.

(b)    Miscellaneous. the Employee agrees that Section 7(c) of the Employment Agreement (which is specifically incorporated herein by reference) specifies payments from the Company to himself, the total of which meets or exceeds any and all funds due her by the Company, and that she will not seek to obtain any additional funds from the Company with the exception of non-reimbursed business expenses. (This covenant does not preclude the Employee from seeking workers’ compensation, unemployment compensation, or benefit payments from the Company’s insurance carriers that could be due her.)

(c)    Non-Solicitation, Confidentiality and Non-Solicitation Covenants. the Employee warrants that the Employee has, and will comply fully with Section 3(c) of the Employment Agreement and the provisions of the Confidential Information, Assignment of Rights, Non-Solicitation and Non-Competition Agreement by and between the Company and the Employee.

(d)    THE COMPANY AND THE EMPLOYEE AGREE THAT THE BENEFITS DESCRIBED IN SECTION 7(C) OF THE EMPLOYMENT AGREEMENT AS SUBJECT TO EMPLOYEE’S COMPLIANCE WITH SECTION 9 THEREOF ARE CONTINGENT UPON THE EMPLOYEE SIGNING THIS RELEASE. THE EMPLOYEE FURTHER UNDERSTANDS AND AGREES THAT IN SIGNING THIS RELEASE, EMPLOYEE IS RELEASING POTENTIAL LEGAL CLAIMS AGAINST THE COMPANY. THE EMPLOYEE UNDERSTANDS AND AGREES THAT IF SHE DECIDES NOT TO SIGN THIS RELEASE, OR IF SHE REVOKES THIS RELEASE, THAT SHE WILL IMMEDIATELY REFUND TO THE COMPANY ANY AND ALL SEVERANCE PAYMENTS AND OTHER BENEFITS SHE MAY HAVE ALREADY RECEIVED.

(e)	The waiver contained in Paragraph (a) and (b) above does not apply to:

(i)

Any claims for benefits under employee benefit plans in accordance with the terms of the applicable employee benefit plan, including the Employee’s right to elect continuation coverage under the Company’s group health, dental and/or visions plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA),

(ii)

Any right to exercise stock options or stock appreciation rights that were vested and exercisable on the Date of Termination in accordance with the terms thereof (as modified by the Employment Agreement);

(iii)	Any Claim under or based on a breach of the Company’s obligations to pay the compensation and benefits described in Sections 5 or 7(a) or (c) of the Employment Agreement,

(iv)	Rights or Claims that may arise under the Age Discrimination in Employment Act after the date that the Employee signs this Release, and

(v)

Any right to indemnification by the Company or to coverage under directors and officers liability insurance to which the Employee is otherwise entitled in accordance with the Employment Agreement or the Company’s articles of incorporation or by-laws or other agreement between the Employee and the Company.

(f)    EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ AND IS VOLUNTARILY SIGNING THIS RELEASE. EMPLOYEE ALSO ACKNOWLEDGES THAT SHE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY, SHE HAS BEEN GIVEN AT LEAST [21][45] DAYS TO CONSIDER THIS RELEASE BEFORE THE DEADLINE FOR SIGNING IT; [SHE HAS RECEIVED A RECEIVED A WRITTEN DESCRIPTION OF THE JOB TITLES AND AGES ALL INDIVIDUALS SELECTED FOR THIS JOB ELIMINATION PROGRAM AND THE AGES OF ANY INDIVIDUALS IN THE SAME JOB CLASSIFICATIONS WHO ARE NOT SELECTED FOR THIS JOB ELIMINATION PROGRAM AS PROVIDED BY THE ADEA (SUCH DESCRIPTION ATTACHED AS EXHIBIT A HERETO)]; AND SHE UNDERSTANDS THAT SHE MAY REVOKE THE RELEASE WITHIN SEVEN (7) DAYS AFTER SIGNING IT. IF NOT REVOKED WITHIN SUCH PERIOD, THIS RELEASE WILL BECOME EFFECTIVE ON THE EIGHTH (8) DAY AFTER IT IS SIGNED BY EMPLOYEE.

BY SIGNING BELOW, BOTH THE COMPANY AND EMPLOYEE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS RELEASE.

Alexandra Kropotova

Date Signed

ACCEPTED AND DATED AS OF:  __________________________________

SAB BIOTHERAPEUTICS, INC.

By:
Name:
Title: